EXHIBIT A

                         PROPOSED NEW ARTICLE 11 OF THE
           CERTIFICATE OF INCORPORATION OF TOTAL RESEARCH CORPORATION

         11. The property, business and affairs of the corporation shall be managed and controlled by the board of directors. The number of directors of the corporation shall be initially fixed at seven and may thereafter be changed from time to time by action of not less than a majority of the members of the board then in office.

         The board of directors shall be divided into three classes, with the term of office of one class expiring each year. At the annual meeting of stockholders in 1999, two directors of the first class shall be elected to hold office for a term expiring at the next succeeding annual meeting, two directors of the second class shall be elected to hold office for a term expiring at the second succeeding annual meeting and three directors of the third class shall be elected to hold office for a term expiring at the third succeeding annual meeting. Subject to the following, at each annual meeting of stockholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting.

         Any vacancies in the board of directors for any reason and any newly created directorships resulting from any increase in the number of directors shall be filled by the board of directors, acting by not less than a majority of the directors then in office, although less than a quorum. Any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director.

         Notwithstanding any other provisions of this Certificate of Incorporation or the By-laws of the corporation (and notwithstanding the fact that some lesser percentage may be specified by law, this Certificate of Incorporation or the By-laws of the corporation), any director or the entire board of directors may be removed only with cause and only by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors.